SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[x]	Definitive Information Statement

REGENCY EQUITIES CORP.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

[ ]	No fee required
[x]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:	Common stock, $0.01 par value

(2)	Aggregate number of securities to which transaction applies:	14,375,696

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):	$0.017

(4)	Proposed maximum aggregate value of transaction:	$244,386.83*

(5)	Total fee paid:	$19.80**

*	Estimated for purposes of calculating the amount of the filing fee only, based upon the product of: (x) 14,375,696 shares of the issuer’s common stock, par value $0.01 per share (based on the maximum number of shares to be converted in the merger to the right to receive cash, excluding shares beneficially owned by the acquisition company or its affiliates that will not be converted into cash in the proposed merger); and (y) $0.017 (equal to the proposed cash payment to holders of the shares set forth in (x)).

**	Determined by multiplying the amount calculated under (4) above by .000081.

[x]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:	$19.80

(2)	Form, Schedule or Registration Statement No.:	14C

(3)	Filing Party:	Regency Equities Corp.

(4)	Date Filed:	January 26, 2004

REGENCY EQUITIES CORP.

9454 Wilshire Boulevard, Penthouse 27
Beverly Hills, California 90212-2910
(310) 273-2018

INFORMATION STATEMENT

To the Stockholders of Regency Equities Corp.:

      This Information Statement is being mailed to our stockholders on June 28, 2004 to advise them that Regency Equities Corp. (“Regency”) has entered into an Agreement and Plan of Merger dated December 16, 2003 (the “merger agreement”) with Regency Acquisition Corp. (“Acquisition”). Regency’s Board of Directors (the “board”) approved the merger agreement on December 11, 2003.

      First Lincoln Holdings, Inc. and Evergreen Acceptance LLC (the “majority stockholders”), which together own approximately 83.5% of our outstanding common stock, have approved and adopted the merger agreement by written consent in their capacity as the holders of a majority of our outstanding common stock. Acquisition is a wholly owned subsidiary of Evergreen Acceptance LLC (“Evergreen”). Martin Oliner and his family trust are the beneficial owners of Evergreen and First Lincoln Holdings, Inc. (“First Lincoln”). Mr. Oliner is one of Regency’s four directors.

      Under the terms of the merger agreement, Acquisition will merge into Regency. Each share of the common stock of Regency, other than shares of common stock held by First Lincoln and Evergreen and other than shares of common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $0.017 in cash, without interest. The Regency common stock that is owned by First Lincoln and Evergreen will be cancelled in the merger, and the stock of Acquisition that is owned by Evergreen will be converted into shares of Regency common stock on a one-for-one basis.

      The Regency board approved the merger agreement following its receipt of an opinion from Hempstead & Co. Incorporated (“Hempstead”) that the merger consideration of $0.017 per share is fair, from a financial point of view, to Regency’s minority stockholders.

      Upon the completion of the merger, Evergreen will be Regency’s only stockholder. The common stock of Regency will cease to be traded on the OTC Bulletin Board after the merger, and Regency will cease to file periodic reports with the Securities and Exchange Commission.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Sincerely,

Allan L. Chapman
Chairman of the Board, Chief Executive Officer and President

June 28, 2004

NOTICE OF APPRAISAL RIGHTS AND OF THE ADOPTION OF THE MERGER

AGREEMENT BY THE WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

      Adoption of the merger agreement and approval of the merger contemplated by the merger agreement required the vote or written consent of the holders of a majority of the outstanding shares of Regency common stock entitled to vote at an annual or special meeting of stockholders. The merger agreement is attached to this Information Statement as Appendix A and, together with all other appendices to this Information Statement, is incorporated into this document.

      On December 16, 2003, First Lincoln and Evergreen executed a written consent pursuant to which they adopted the merger agreement and approved the merger in their capacity as the holders of a majority of our outstanding common stock. On that date, 87,283,661 shares of Regency common stock were outstanding and First Lincoln and Evergreen owned a total of 72,907,965 of such shares, which is equal to approximately 83.5% of such shares.

      This Information Statement notifies Regency’s stockholders that stockholder adoption of the merger agreement and approval of the merger have been obtained in accordance with Section 228 of the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, no meeting of Regency’s stockholders is being held to vote on the merger agreement or the merger.

      This Information Statement also notifies all Regency stockholders other than First Lincoln and Evergreen of the availability of appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. If you do not wish to accept the cash merger consideration of $0.017 per share to which you are entitled following completion of the merger, you have the right to seek an appraisal of the fair value of your shares by the Delaware Court of Chancery.

      Any Regency stockholder who wishes to preserve his or her rights to seek an appraisal should carefully review Section 262 of the Delaware General Corporation Law, a copy of which is attached to this Information Statement as Appendix B. Regency stockholders seeking an appraisal of the fair value of their shares should also consult with their legal advisers since failure to comply on a timely basis with the procedures set forth in Section 262 will result in the loss of appraisal rights. Among other requirements, Section 262 requires a stockholder to deliver to Regency an appraisal demand within twenty days after the date on which this Information Statement is mailed. See the section of this Information Statement entitled “Dissenters’ Appraisal Rights” for a summary of the procedures to be followed in seeking an appraisal. The amount of the fair value of the shares as determined by the Delaware Court of Chancery could be less than or greater than the merger consideration of $0.017 per share.

      You are advised to review carefully the entire Information Statement, including all appendices to the Information Statement. No person has been authorized to give any information or to make any representations to you regarding the merger agreement or the merger except for the statements that are contained in this Information Statement, and you should not rely upon such other information or statements.

i

SUMMARY TERM SHEET

      This Summary Term Sheet describes the most important terms of the merger agreement and the merger. However, in order to understand the transaction fully, you should read the entire Information Statement, including the three attached appendices.

The Merger and the Merger Agreement

•	Regency and Acquisition are the only parties to the merger agreement. Acquisition is a Delaware corporation organized by First Lincoln and Evergreen for the purpose of entering into the merger agreement.

•	Acquisition will merge into Regency, which will continue as the surviving corporation following the merger.

•	Evergreen will be Regency’s only stockholder after the merger.

•	Stockholders other than First Lincoln and Evergreen will receive cash in exchange for their shares of Regency common stock.

•	See “Special Factors — The Merger Agreement” for more information about the merger and the merger agreement.

Merger Consideration

•	Minority stockholders who do not exercise dissenters’ rights under Delaware law will receive $0.017 per share for their stock.

•	Shares held by First Lincoln and Evergreen will be cancelled.

•	Shares of Acquisition stock, all of which are held by Evergreen, will be converted into shares of Regency common stock.

•	For additional information about the share exchanges, issuances and cancellations that will occur pursuant to the merger, see the merger agreement that is attached as Appendix A.

Reasons for the Merger

•	Regency has incurred net losses during each of the preceding five fiscal years, and Regency has conducted limited business operations during that period.

•	The board has been unable to identify an attractive business opportunity for Regency.

•	The accounting, legal and administrative expenses incurred in connection with preparing and filing periodic reports with the Securities and Exchange Commission and in complying with other requirements that are applicable to publicly held corporations contribute to Regency’s net losses.

•	The majority stockholders have advised the board that they do not want to liquidate Regency or sell their controlling interest in the company.

•	For additional information about the background of the merger and the reasons for the merger, see “Special Factors.”

Hempstead’s Fairness Opinion

•	Hempstead, an independent valuation firm, has delivered a written opinion to Regency’s board stating that the merger consideration of $0.017 per share is fair, from a financial point of view, to Regency’s minority stockholders. A copy of Hempstead’s opinion is attached to this Information Statement as Appendix C.

•	For additional information about Hempstead’s fairness opinion, see “Special Factors — Hempstead’s Fairness Opinion.”

The Merger Has Been Approved

•	Regency’s board approved the merger and the merger agreement on December 11, 2003. For additional information about the board’s determination, see “Special Factors — The Regency Board’s Views on the Reasons for the Merger and the Fairness of the Merger.”

•	First Lincoln and Evergreen, which jointly own approximately 83.5% of our outstanding common stock, approved and adopted the merger agreement by written consent in their capacity as the holders of a majority of our outstanding common stock.

•	No further stockholder approval is necessary.

Interests of Certain Persons in the Merger

•	Martin Oliner serves as one of Regency’s four directors. At the board meeting on December 11, 2003, Mr. Oliner voted to approve the merger and the merger agreement. Mr. Oliner and his family trust are the ultimate beneficial owners of First Lincoln and Evergreen.

•	For additional information about Mr. Oliner’s interest in the merger, see “Special Factors — Interests of Certain Persons in the Merger.”

Tax Consequences

•	The receipt by a U.S. stockholder of cash in the merger in exchange for shares of Regency common stock (including by reason of the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Since the tax consequences to each stockholder will depend upon the stockholder’s personal situation, we advise all stockholders to consult with their personal tax advisers.

•	For additional information, see “Material Federal Income Tax Consequences.”

Dissenters’ Appraisal Rights

•	If you do not wish to accept the cash merger consideration of $0.017 per share to which you are entitled following completion of the merger, you have the right to seek an appraisal of the fair value of your shares by the Delaware Court of Chancery. If you desire to seek an appraisal of the fair value of your shares, you should carefully review Section 262 of the Delaware General Corporation Law, a copy of which is attached to this Information Statement as Appendix B.

•	For additional information, see “Dissenters’ Appraisal Rights.”

SPECIAL FACTORS

      This section describes the principal terms of the merger and the merger agreement, including the background of the merger and the reasons for the merger. However, each stockholder is advised to read the entire Information Statement and all of the appendices to the Information Statement.

Background of the Merger

Regency’s Limited Business Operations; Michigan Shopping Center

      Regency is a Delaware corporation whose common stock is traded on the OTC Bulletin Board. It does not have any other outstanding class of stock. Regency’s business address is 9454 Wilshire Boulevard, Penthouse 27, Beverly Hills, California 90212-2910, and its telephone number is (310) 273-2018.

      Regency owns a shopping center in Grand Rapids, Michigan. Approximately 12.5% of the shopping center’s space is leased to a tenant on a month-to-month basis. The balance of the shopping center’s space has been vacant since July 1997. Regency sustained a net loss of $101,611 from the property in 2003 and sustained losses in all of the other years in the five-year period ended December 31, 2003. See “Selected Financial Data” for additional information about the revenues and expenses that are attributable to the shopping center.

      Since approximately 1993, substantially all of Regency’s remaining assets have consisted of cash that has been deposited with several major United States banks. As of December 31, 2003, Regency’s cash totaled approximately $2.6 million.

      During the year ended December 31, 2003, Regency had a net loss of $216,125, and Regency sustained net losses during each of the other years in the five-year period ended December 31, 2003. See “Selected Financial Data.”

      According to an April 12, 2004 letter from Regency’s managing agent of the Michigan shopping center, First Commercial Realty & Development Co., Inc., the estimated market value of the shopping center is approximately $700,000. The letter from Regency’s agent states that significant improvements and changes to the shopping center are required in order to bring it to a marketable condition. Among other required improvements, the letter states that a new roof is needed and that the shopping center’s parking lot must be resurfaced. The agent’s letter states that a cash investment of at least $500,000 might be required in order to improve the shopping center to the level that it could attract new tenants and increase its rental income. The letter also states that most large retail tenants have moved to a commercial corridor that is approximately five miles from the shopping center.

      The Regency board has not determined whether or not to make the significant improvements to the Michigan property that are required in order to increase its market value and rental income.

Regency’s Majority Stockholders

      First Lincoln is the record owner of 1,010,000 shares of Regency common stock, and Evergreen is the record owner of 71,897,965 shares of Regency common stock. The 72,907,965 shares of Regency common stock that are owned by First Lincoln and Evergreen represent approximately 83.5% of our 87,283,661 total outstanding shares of common stock.

      Evergreen is owned by RMO, Inc., a Delaware corporation (“RMO”). RMO and First Lincoln are owned by MAREV, Inc., a Delaware corporation (“MAREV”). Martin Oliner and the Oliner Family Trust own MAREV and, as a result, are the ultimate beneficial owners of the 72,907,965 shares of our common stock that are owned of record by First Lincoln and Evergreen. Mr. Oliner is the trustee of the Oliner Family Trust and also serves as one of our four directors. Mr. Oliner is (1) the sole director of MAREV, RMO and First Lincoln, (2) the Chief Executive Officer and President of MAREV, RMO, First Lincoln and Acquisition, and (3) one of the two managers of Evergreen, which is a limited liability company.

The Board’s Efforts to Locate an Attractive Business Opportunity for Regency

      Since July 1997, Regency has negotiated with several different potential tenants for the vacant portion of the Michigan shopping center. Regency did not reach an agreement with any of the potential tenants, generally because they were not creditworthy or because they required Regency to invest in their businesses as a condition of their tenancy.

      During the preceding several years, the board has also attempted unsuccessfully to locate attractive investment opportunities for Regency’s available cash. The board has considered various potential investments. For example, at a telephonic board meeting conducted on August 10, 2000 and attended by all of Regency’s directors, the directors discussed a possible merger with a company in the computer software industry. That transaction, however, was not consummated because Regency was unable to complete due diligence of the target company to its satisfaction and because the two companies were unable to reach mutually agreeable terms of a definitive agreement.

      At a telephonic board meeting conducted on March 27, 2001, Regency’s directors discussed a possible merger with a biotechnology company. That merger was contingent on the biotechnology company raising certain funds, which it failed to do. Other opportunities that Regency investigated were also found to be unattractive because the companies did not pass Regency’s due diligence, did not have sufficient assets or were, in the opinion of the board, unlikely to be successful.

      The most recent business opportunity was presented to Regency in December 2003 by a privately held company in the gas exploration industry that expressed an interest in merging with Regency. At a telephonic board meeting conducted on December 11, 2003, directors William J. Adams, Allan L. Chapman and Martin Oliner agreed that they would be interested in negotiating with the gas exploration company only if it provided Regency with a non-refundable deposit of $60,000 by December 16, 2003. The directors noted that Regency had previously incurred substantial out-of-pocket expenses negotiating unsuccessfully with potential merger partners. Because the gas exploration company failed to provide the $60,000 deposit, the transaction did not proceed.

Proposed Conversion of Regency into a Privately Held Company in 1999

      During a telephone conversation conducted on December 10, 1998, representatives of First Lincoln and Evergreen suggested to Regency’s representatives that a merger with a First Lincoln subsidiary in which Regency’s minority stockholders would receive cash in exchange for their shares might be appropriate in light of Regency’s failure to locate attractive business opportunities. First Lincoln and Evergreen were represented on the conference call by David M. Taylor (the Vice President of First Lincoln and of Evergreen’s predecessor, Evergreen Acceptance Corporation) and Kenneth J. Nachbar of the law firm of Morris, Nichols, Arsht & Tunnel. Regency was represented on the call by Allan L. Chapman (our Chief Executive Officer and Chairman of the Board of Directors), William J. Adams (our Secretary and one of our directors) and our corporate counsel, Marc Brown of the law firm of Troy & Gould. Mr. Nachbar also suggested that the Regency board might consider engaging Hempstead to provide a fairness opinion regarding the cash consideration to be received by the minority stockholders. Evergreen Acceptance LLC and Evergreen Acceptance Corporation are jointly referred to in this Information Statement as “Evergreen.”

      At a telephonic board meeting conducted on January 7, 1999, Regency’s directors discussed the possibility of converting Regency into a privately held company through a merger with a First Lincoln subsidiary. After having received and reviewed information about Hempstead and its qualifications, the directors (with Mr. Oliner abstaining) also agreed to engage Hempstead to provide a fairness opinion regarding the cash consideration that would be received by the minority stockholders. At the meeting, Mr. Oliner advised the other directors that neither he nor First Lincoln or Evergreen had any existing business relationship with Hempstead.

      In January 1999, our board consisted of six directors: William J. Adams, Allan L. Chapman, Peter M. Graham, Ira L. Gottshall, Ronald LaBow and Martin Oliner. All of our directors except Mr. Adams participated in the January 7, 1999 telephonic board meeting. Messrs. Brown and Morris Engel (our Chief Financial Officer) also participated in the meeting.

      By letter dated February 17, 1999, J. Mark Penny, Managing Director of Hempstead, sent to Mr. Brown an unexecuted draft of Hempstead’s fairness opinion. The draft fairness opinion referred to a proposed merger in which all Regency stockholders other than First Lincoln and Evergreen would receive cash merger consideration of $0.036 per share for their Regency stock and in which First Lincoln and Evergreen would be Regency’s only stockholders after the merger.

      Hempstead’s draft fairness opinion stated that the proposed merger consideration of $0.036 per share was fair, from a financial point of view, to Regency’s minority stockholders. The notes to Hempstead’s draft fairness opinion reflected Hempstead’s preliminary view that the value of the Regency common stock under a market-based valuation approach was $0.029 per share, and that the value of the Regency common stock under an asset-based valuation approach was $0.041 per share. Hempstead arrived at a fair value of $0.036 per share by assigning 60% of the valuation weight to the asset-based approach and 40% of the valuation weight to the market-based approach.

      At a telephonic board meeting conducted on March 23, 1999, Regency’s directors discussed the proposed merger. All six of Regency’s directors and Messrs. Brown, Engel and Penny participated in the meeting. Charles DeVinney of Hempstead also participated in the meeting. The directors agreed that it was premature to discuss Hempstead’s draft fairness opinion since First Lincoln and Evergreen had not yet proposed a merger price or delivered a merger agreement to Regency.

      During a May 6, 1999 telephone conversation, the majority stockholders’ counsel, Mr. Nachbar, advised Mr. Brown that the majority stockholders had decided not to proceed any further with merger discussions at that time but would instead explore other options for Regency such as an investment of a portion of its cash in one or more operating businesses.

      Between May 6, 1999 and December 2003, Regency’s directors discussed from time to time at their board meetings the possibility of a merger in which all minority stockholders would receive cash in exchange for their shares. However, the directors agreed that they should first attempt to locate attractive investment opportunities for Regency.

2003 Decision by the Board and the Majority Stockholders to Convert Regency into a Privately Held Company

      During a November 26, 2002 telephone conversation, Mr. Nachbar advised Mr. Brown that the majority stockholders wanted to reduce Regency’s expenses by reducing the size of its board. Mr. Oliner subsequently asked Mr. Brown to determine whether Messrs. Graham and LaBow would be willing to resign. Following informal discussions among several of the directors, Messrs. Graham and LaBow resigned as directors effective February 20, 2003. The current Regency board members are William J. Adams, Allan L. Chapman, Ira L. Gottshall and Martin Oliner, each of whom has served as a director of Regency for more than ten years.

      During the preceding five years, Regency’s board has held at least four meetings each year, and each director has received $1,000 for each meeting that he attended. The reduction in the number of board members from six to four will therefore reduce Regency’s expenses by at least $8,000 per year.

      At a telephonic board meeting conducted on March 26, 2003, the directors discussed reducing the salaries of Regency’s two employees, Messrs. Chapman and Engel, in light of Regency’s limited business operations and failure to locate attractive business opportunities. Messrs. Chapman, Gottshall, Oliner, Engel and Brown participated in the meeting.

      In November 2003, as part of the directors’ effort to reduce Regency’s expenses, Mr. Engel’s annual salary for 2003 was reduced from $30,000 to $22,500, and his salary for 2004 was reduced to $15,000. Mr. Chapman’s annual salary for 2003 and 2004 subsequently was reduced from $36,000 to $15,000.

      In early December 2003, Messrs. Taylor and Nachbar, on behalf of the majority stockholders, advised Mr. Brown that, in view of Regency’s failure to locate an attractive investment for its surplus cash, the majority stockholders had concluded that Regency should become a privately held company through a merger. They also advised Mr. Brown that the majority stockholders did not want to liquidate Regency.

      Messrs. Taylor and Nachbar suggested a cash payment of $0.017 per share to the minority stockholders in exchange for their Regency common stock. Messrs. Taylor and Nachbar stated that the majority stockholders proposed $0.017 per share because that amount was the approximate mid-point of the high and low trading prices of the Company’s common stock during the preceding months.

      Mr. Nachbar suggested the engagement of Hempstead to render a fairness opinion to the board given its familiarity with Regency based upon its work on the proposed 1999 merger. Hempstead had no limitations imposed upon its evaluation by Regency or the majority stockholders, and the majority stockholders instructed Hempstead to independently evaluate the fairness of the proposed merger consideration of $0.017 per share.

      On December 8, 2003, Mr. Nachbar submitted to Mr. Brown a draft of the four-page merger agreement between Regency and Acquisition and a draft of the fairness opinion prepared by Hempstead. The draft merger agreement provided for a cash payment of $0.017 per share to the minority stockholders. On or about December 8, 2003, Mr. Brown delivered these documents to Regency’s four directors and Chief Financial Officer.

      On December 11, 2003, at a telephonic meeting attended by three of Regency’s four directors, Messrs. Adams, Chapman and Oliner decided to engage Hempstead to render a fairness opinion and approved the merger agreement. Mr. Gottshall was unable to attend the meeting. Despite Mr. Gottshall’s absence, the board had a quorum for its meeting since three of Regency’s four directors attended the meeting. Mr. Chapman is Regency’s Chairman of the Board, Chief Executive Officer and President; Mr. Adams is Regency’s Secretary (which is an unpaid position); and Mr. Oliner is a non-employee who is the beneficial owner of a majority of Regency’s common stock. Of the three directors who attended the meeting and approved the merger agreement, only Mr. Chapman is an employee of Regency. As a result, the merger agreement was approved by a majority of Regency’s directors who participated in the meeting and who are not employees of Regency.

      Prior to the meeting, the directors received the merger agreement and a draft of Hempstead’s opinion stating that the merger consideration of $0.017 is fair, from a financial point of view to Regency’s stockholders. Prior to the meeting, the directors also received a draft of Hempstead’s notes to its fairness opinion. These notes summarized the analysis performed by Hempstead in determining that the proposed merger consideration was fair. Although two representatives from Hempstead, J. Mark Penny and Daniel Lisman, were present on the December 11 conference call, the directors did not ask these Hempstead representatives questions about the fairness opinion since Hempstead’s analysis was presented at length in its notes to the fairness opinion.

      During the telephonic board meeting. Mr. Chapman summarized for the directors the principal terms of the merger agreement and noted that the book value of Regency’s stock is approximately $0.04 per share. In approving the merger agreement, the directors relied upon Hempstead’s opinion that the merger consideration of $0.017 per share is fair, from a financial point of view, to Regency’s stockholders.

      The directors did not attempt to change the merger consideration of $0.017 per share or any other terms of the merger agreement. In deciding on December 11, 2003 to engage Hempstead and to rely upon Hempstead’s opinion that $0.017 per share is fair, the directors were aware of Hempstead’s familiarity with Regency as a result of its work on the proposed 1999 merger with First Lincoln and Evergreen. The directors also noted that the four-page draft merger agreement did not contain any burdensome representations, covenants or financing conditions.

      Mr. Nachbar, counsel to the majority stockholders, participated in the December 11, 2003 board meeting. He stated to Regency’s directors that, under Delaware law, majority stockholders are not required to liquidate a corporation merely because the minority stockholders could obtain more money through a liquidation than they could obtain through a merger of the corporation with an affiliate of the majority stockholders.

      On December 16, 2003, Regency and Acquisition executed the merger agreement. On the same day, (1) First Lincoln and Evergreen executed a written consent pursuant to which they adopted the executed merger agreement and approved the merger in their capacity as the holders of a majority of our outstanding common stock, and (2) the board of directors and sole stockholder of Acquisition adopted the executed merger agreement and approved the merger. Since First Lincoln and Evergreen jointly own approximately 83.5% of all outstanding Regency common stock, their written consent constitutes adoption and approval of the merger agreement by Regency’s stockholders under Delaware law.

      On December 17, 2003, prior to the opening of trading on the OTC Bulletin Board, Regency issued a press release announcing the merger.

      On or about December 18, 2003, Regency received a one-page letter of that date from S.M. Management Corp., which claims to own 1,500,000 shares of Regency common stock. S.M. Management expressed its disappointment with the merger consideration of $0.017 per share, and it offered to purchase all outstanding shares of Regency common stock for $0.02 per share. S.M. Management did not offer to pay Regency’s expenses related to the proposed transaction, and S.M. Management also said that its offer was conditioned upon both its completion of a satisfactory due diligence examination and upon the approval of Regency’s stockholders. Furthermore, S.M. Management did not provide evidence of its ability to fund the transaction and did not provide Regency with any documents regarding the proposed transaction other than its initial non-binding offer.

      First Lincoln and Evergreen advised Regency’s board that they were not interested in conducting negotiations with S.M. Management in light of the problems with the offer described in the preceding paragraph. Because Hempstead had given an opinion that the merger consideration of $0.017 is fair, the board did not attempt to renegotiate the merger price merely because a third party had delivered a contingent, non-binding offer to pay an additional $0.003 per share.

      On or about February 25, 2004, First Lincoln received a letter of that date from C.G. Masters and Affiliates. C.G. Masters proposed two transactions for the consideration of the majority stockholders. The first transaction involved a reverse merger with an operator of truck stops. Cash would not have been distributed to any Regency stockholders under that proposal. The second transaction involved a distribution of cash to all of Regency’s stockholders and the sale of the controlling interest in Regency held by First Lincoln and Evergreen. The letter did not offer to pay the expenses of Regency or of the majority stockholders. First Lincoln and Evergreen advised C.G. Masters that they were not interested in pursuing the proposed transactions. Because neither transaction proposed by C.G. Masters could have been completed without the consent of the majority stockholders, Regency’s management did not conduct discussions with C.G. Masters.

Hempstead’s Fairness Opinion

      In approving the merger agreement on December 11, 2003, Regency’s directors relied upon Hempstead’s fairness opinion. Hempstead’s signed opinion, which is dated December 16, 2003 and which does not differ in any material respect from the draft opinion reviewed by the directors at their December 11, 2003 meeting, states: “it is our opinion that, as of the date hereof, the consideration to be received by the Minority Shareholders of Regency Equities Corporation pursuant to the [Merger] Agreement is fair, from a financial point of view, to the Minority Shareholders.”

      The full text of Hempstead’s opinion, including the assumptions made, the matters considered and the scope of the opinion, is attached to this Information Statement as Appendix C. Hempstead’s fairness opinion, together with the written notes to its fairness opinion that Hempstead delivered to our directors, are also available for inspection and copying at Regency’s principal business office during regular business hours by any Regency stockholder or representative who has been so designated in writing. Our address is set forth on the cover page of this Information Statement.

      In making a decision in January 1999 to engage Hempstead to render a fairness opinion in connection with the first merger proposed by First Lincoln and Evergreen, Regency’s board considered Hempstead’s experience in providing fairness opinions to other companies in connection with mergers, going-private transactions, interested-party transactions and similar transactions. The board considered that Hempstead’s staff includes professionals with backgrounds in valuation, finance, accounting, economics and investment banking. The board also relied upon Mr. Oliner’s statement that neither he nor First Lincoln or Evergreen had any business relationship with Hempstead, and the board noted that Regency has never had any business relationship with Hempstead other than with respect to the fairness opinion.

      Based upon the considerations described in the preceding paragraph and Hempstead’s existing familiarity with Regency as a result of Hempstead’s engagement on the proposed 1999 merger described under “Special Factors — Background of the Merger,” the board believed that it was appropriate and desirable to use Hempstead to render a fairness opinion in December 2003 in connection with the current merger. The only compensation that Hempstead has received (or will receive) from Regency, First Lincoln, Evergreen or any of their affiliates in connection with providing the fairness opinion is a fee of $13,500 and reimbursement of out-of-pocket expenses.

      In determining that the cash consideration of $0.017 per share offered to the minority stockholders is fair, from a financial point of view, Hempstead reviewed Regency’s Annual Reports on Form 10-K for the years ended December 31, 1999, 2000 and 2002 as well as Regency’s Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2003. In addition, Hempstead (1) reviewed the price and trading history of the common stock of Regency, (2) reviewed transactions in the common stock of Regency in 2003, and (3) conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed were appropriate for purposes of the fairness opinion. Aside from the draft merger agreement, which was not public at the time it was reviewed, Hempstead did not rely on any non-public information to prepare its opinion.

      Hempstead relied, without independent verification, on the accuracy and completeness of all financial and other information that it reviewed. Hempstead did not make an independent evaluation or appraisal of the assets or liabilities of Regency, and Hempstead was not furnished with any such evaluations or appraisals. Hempstead was instructed to independently evaluate the fairness of the consideration being offered to the minority stockholders, and Hempstead had no limitations imposed upon it by Regency or any of its affiliates.

      Several days prior to the board meeting of December 11, 2003, Hempstead provided Regency’s directors with written notes to its fairness opinion. The written notes summarize the analysis that Hempstead performed to arrive at its opinion. Regency has included Hempstead’s notes as an exhibit to the Schedule 13E-3 that Regency has filed with the Securities and Exchange Commission regarding the merger and the merger agreement.

      Among other things, Hempstead’s written notes to its fairness opinion contain the following analysis and conclusions:

•	Hempstead devoted primary consideration to the following three approaches to a valuation of Regency’s common stock: (1) market based; (2) earnings based; and (3) asset based. Hempstead noted that a dividend-based approach to valuation is inappropriate given Regency’s history of not paying dividends on a recurring basis.

•	Hempstead examined the daily trading history of Regency’s common stock from March 3, 2003 to December 12, 2003, which is the date of Hempstead’s fairness opinion. In applying the market-based valuation approach, Hempstead noted that from April 3, 2003 to December 4, 2003, Regency’s common stock traded between $0.01 and $0.02 per share. The stock closed at $0.03 per share during the period from December 5, 2003 to December 9, 2003, but the price dropped to $0.02 on December 10, 2003 and remained at that price through the last day in the trading period reviewed by Hempstead. Hempstead stated that it is reasonable to use the prevailing trading price of $0.014 per share during the reviewed period as representative of the market price of Regency’s common stock.

•	Given the small trading volume in Regency’s common stock, Hempstead noted that the market price might reflect a discount for lack of liquidity. According to Hempstead’s analysis, marketability discounts typically range from 20% to 45% for restricted stocks for which there is a mandatory holding period of one to two years. Since Regency’s stock is not restricted but merely thinly traded, Hempstead concluded that it should apply the lower end of such a discount. Thus, it concluded that a discount of 15% to 20% may be reflected in the stock price. Using the 20% discount, Hempstead determined that a valuation of $0.0175 per share is appropriate under the market-based valuation approach.

•	Hempstead concluded that an earnings-based approach to a valuation of Regency’s common stock resulted in no value for Regency’s common stock given Regency’s history of net losses and lack of a business plan that is likely to result in net income for the foreseeable future.

•	Under an asset-based approach to a valuation of Regency’s common stock, Hempstead arrived at a net asset value of approximately $0.038 per share. This valuation was based primarily upon the assumption that the market value of Regency’s cash, rent receivable and prepaid insurance approximated their book value given the relatively liquid nature of those assets. Hempstead also assumed that the adjusted book value of Regency’s Michigan shopping center approximated its market value since a schedule to Regency’s audited financial statements disclosed that the carrying value of the shopping center had been reduced by $215,000 to reflect its estimated net realizable value. However, Hempstead noted that the asset-based approach to valuation essentially provides a measure of a company’s liquidation value, and that Regency does not intend to liquidate its assets. Taking that into account, Hempstead compared Regency’s stock price with that of closed-end investment companies to determine an appropriate valuation. Hempstead noted that a closed-end investment company typically invests in minority positions in publicly traded companies and generally trades at a discount to its net asset value. Hempstead noted that the median discount from net asset value for closed-end investment companies that it studied ranged from a discount of 8.0% to a discount of 14.8%. Since Regency is not managed with the objectives of a closed-end investment company, Hempstead concluded that its valuation should reflect the upper end of the typical closed-end investment company discounts, which is 15%. Therefore, Hempstead concluded that a more reasonable valuation under the asset-based approach would be $0.0323 per share (85% x $0.038) after taking into account the unlikelihood that Regency’s assets will be liquidated.

•	Hempstead stated that its three approaches to the valuation of Regency’s common stock resulted in the following valuations:

• Market-based valuation approach	$0.0175
• Asset-based valuation approach	$0.0323
• Earnings-based valuation approach	$0

•	Hempstead observed that, although Regency has a relatively large proportion of cash and cash equivalents on its balance sheet, the asset-based approach does not provide a very useful indication of fair value under Delaware law because Regency has no plans or obligation to liquidate its assets. The earnings-based approach, Hempstead found, showed that stockholders had no value in Regency. Hempstead concluded that the market-based approach resulted in an indication of price between the asset-based approach valuation of $0.0323 and the earnings-based approach valuation of $0. Hempstead concluded that “[o]n balance, we believe that an appropriate weighting of the values derived by utilizing the three approaches results in an indicated value range of $0.009 and $0.0247 per share [and] the midpoint of this range is $0.017 per share.” The low value of $0.009 represents the average of the earnings-based valuation of $0 and the market-based valuation of $0.0175, and the high value of $0.0247 represents the average of the market-based valuation of $0.0175 and the asset-based valuation of $0.0323.

      As discussed above under “Special Factors — Background of the Merger,” Hempstead’s 1999 draft fairness opinion stated that merger consideration of $0.036 per share in the 1999 proposed merger between Regency and the majority stockholders would be fair to the minority stockholders. Hempstead’s written notes to its 1999 draft fairness opinion indicate that it used market based, earnings based and asset based approaches to a valuation of Regency’s common stock, which are the same three approaches that it used in the 2003 appraisal.

      Hempstead stated in 1999 that the earnings-based valuation approach resulted in no value for the Regency common stock. Regency’s common stock traded at higher prices in 1999 compared to 2003. As a result, Hempstead determined in 1999 that the value of the Regency common stock under a market-based valuation approach was $0.029 per share. Hempstead’s 2003 valuation based on recent trading prices was only $0.0175 per share.

      Hempstead’s 1999 notes to its draft fairness opinion arrived at a value of $0.041 per share for the Regency common stock under an asset-based valuation approach, as contrasted with Hempstead’s 2003 asset-based valuation of $0.0323 per share. The higher 1999 valuation under an asset-based approach resulted from the facts that (1) Regency had more cash in 1999 compared to 2003, and (2) Hempstead used a greater valuation for Regency’s Michigan shopping center in 1999 compared to 2003.

      Hempstead’s 1999 notes to its draft fairness opinion state that, as of December 31, 1998, Regency had cash and cash equivalents of $3,113,031. Hempstead’s 2003 notes state that, as of September 30, 2003, Regency’s cash and cash equivalents were $2,587,584. Because Regency had received a November 30, 1998 purchase offer from a third party of $1,250,000 regarding the Michigan shopping center, Hempstead used that amount as the value of Regency’s real estate. By contrast, Hempstead assumed in 2003 that the market value of the shopping center approximated its book value of $679,137. Regency did not have any recent offers from third parties to purchase the Michigan property at the time that Hempstead prepared its 2003 fairness opinion. As discussed under “Special Factors — Background of the Merger,” an April 12, 2004 letter from Regency’s managing agent of the Michigan shopping center states that the estimated market value of the property is approximately $700,000.

The Regency Board’s Views on the Reasons for the Merger and the Fairness of the Merger

      For the following reasons, the Regency board believes that Regency should be converted into a privately owned company pursuant to the merger, that the cash merger consideration of $0.017 per share is fair to Regency’s minority stockholders and that the procedure used to determine that price was fair to the minority stockholders:

•	Except for owning a small shopping center in Grand Rapids, Michigan that is currently 87.5% vacant and that has generated net losses for over five years, Regency has not actively conducted business operations for over ten years.

•	Regency has incurred a net loss for more than five years, and the board anticipates that Regency will continue to incur net losses in the foreseeable future.

•	The board has devoted considerable attention to locating one or more profitable businesses or real estate projects in which Regency could invest a substantial portion of its surplus cash. Over a period of several years, the board has reviewed several potential acquisitions, but in each case the board determined that the acquisition did not represent an attractive investment.

•	Although third parties from time to time have expressed an interest in acquiring Regency, no third party has ever made a binding, unconditional offer to purchase Regency that the board considered satisfactory.

•	Regency has not repurchased any of its common stock during the preceding two years and, to the board’s knowledge, the majority stockholders have not purchased any Regency common stock during the preceding two years. Therefore, the board was not able to consider purchases of stock by Regency or the majority stockholders as a factor in determining the fairness of the merger consideration of $0.017 per share.

•	Given the current low interest rates on bank deposits, Regency is unlikely to obtain an attractive return on its cash, and Regency has not made passive investments in securities because of its concern that it could encounter restrictions under federal securities laws governing investment companies were it to hold itself out as a company primarily in the business of investing, reinvesting or trading in securities or if it proposed to acquire investment securities having a value exceeding forty percent of the value of its assets.

•	Given the low per share value of Regency’s stock, stockholders have no practical way to monetize their investment without paying brokerage fees or other transaction costs that are likely to be large in relation to the size of their investment. The merger will allow stockholders to receive cash for their shares without paying brokerage fees.

•	The Sarbanes-Oxley Act of 2002 and rules promulgated by the Securities and Exchange Commission under that act impose new reporting and compliance burdens on publicly held companies. As a result, the increased accounting, legal and administrative expenses that Regency is incurring reduce even further any benefit to remaining a publicly held corporation.

•	Mr. Oliner and his affiliated companies, First Lincoln and Evergreen, have advised the board that they are not currently interested in liquidating Regency and receiving a distribution of cash in the liquidation, and that they are not currently interested in a partial liquidation in the form of a dividend of substantially all of Regency’s cash. Therefore, the board was required to consider another form of transaction to resolve the problems identified in the preceding paragraphs.

•	Hempstead was instructed to independently evaluate the fairness of the consideration being offered to the minority stockholders, and Hempstead had no limitations imposed upon it by Regency or any of its affiliates. The board believes that these instructions to Hempstead were an important safeguard in ensuring that an independent, knowledgeable third party rendered an opinion on the fairness of the merger consideration.

•	Hempstead’s opinion states that the cash merger consideration of $0.017 per share is fair, from a financial point of view, to Regency’s minority stockholders. The board also believes that the detailed written notes provided to the board by Hempstead (summarized above under “Special Factors — Hempstead’s Fairness Opinion”) provide a sound basis for concluding that the merger consideration of $0.017 per share is fair and reasonable under market-based, asset-based and earnings-based approaches to the valuation of Regency. The board agrees with, and adopts, Hempstead’s analysis and conclusions regarding the fairness of the merger consideration.

•	As described above under “Special Factors — Hempstead’s Fairness Opinion,” Hempstead’s written notes to its fairness opinion discussed, among other things, (1) the recent market prices of Regency’s common stock, (2) the daily trading history of Regency’s common stock from March 3, 2003 to December 12, 2003, and (3) Regency’s net asset value, which was based primarily on Regency’s book value and liquidation value. The Board considered each of the preceding factors in concluding that Hempstead’s valuation of $0.017 is reasonable.

•	The merger agreement is not subject to any financing condition or other term that the board considers unreasonable. The board believes that the merger and the merger agreement provide a fair and reasonable opportunity for Regency’s minority stockholders to receive cash consideration for their Regency common stock after taking into account (1) the likelihood that Regency may never be a profitable company, (2) the board’s inability to find an attractive investment for Regency, (3) the decision of the majority stockholders not to liquidate Regency, (4) Hempstead’s fairness opinion, and (5) the other factors described above. The board did not rank, quantify or assign relative weights to these factors in making its decision, although it placed primary emphasis on the receipt of Hempstead’s fairness opinion.

      The merger agreement does not require the approval of a majority of Regency’s stockholders who are unaffiliated with Mr. Oliner, First Lincoln and Evergreen, and neither Regency nor the board hired counsel or other advisers to represent the minority stockholders in negotiating the merger agreement or assessing its fairness. In light of Regency’s limited operations and assets and in light of the four-page merger agreement’s lack of financing conditions, indemnification provisions or other burdensome terms, the board believes that the engagement of advisers to represent the minority stockholders was not necessary in order to achieve a fair merger price or in order to achieve a merger that is procedurally fair to the minority stockholders.

      The board believes that the engagement of Hempstead to render an independent fairness opinion that was not subject to any limitations imposed by the majority stockholders helped to ensure procedural and substantive fairness to our minority stockholders.

      The board believes that the factors that are described above provide a sound basis for concluding that the merger consideration of $0.017 represents a fair price. The board also notes that the merger agreement was approved by Messrs. Adams and Chapman, each of whom owns shares that will be exchanged for cash at the rate of $0.017 per share. Neither Mr. Adams nor Mr. Chapman is an employee of the majority stockholders. The board believes that the approval of the merger agreement by Messrs. Adams and Chapman helped to ensure the procedural and substantive fairness of the merger to the minority stockholders.

      As discussed in this Information Statement under “Dissenters’ Appraisal Rights,” any minority stockholder who does not believe that $0.017 per share is a reasonable or fair price has the right under Delaware law to seek an appraisal of the value of his or her shares. The board believes that this is an important procedural safeguard that helps to ensure procedural and substantive fairness to the minority stockholders.

      The board believes that the procedural protections that are summarized in the preceding paragraphs outweigh any disadvantages that might be argued to result from (1) the failure to hire separate counsel or other advisers to represent the minority stockholders or (2) the failure to condition the completion of the merger upon the affirmative vote of a majority of the shares that are owned by Regency’s minority stockholders.

Potential Disadvantages of the Proposed Merger Considered by the Board

      The board considered the following potential disadvantages of the merger to the minority shareholders, but determined that these possible disadvantages are outweighed by the reasons for engaging in the merger that are discussed above.

•	It is possible that Regency will generate net income rather than net losses in future years by improving the shopping center and locating additional tenants to lease the vacant portion of its shopping center or by finding a suitable investment for its cash.

•	If Regency were liquidated, more than $0.017 per share could be distributed to each stockholder.

•	It is possible that Regency may pay cash dividends in the future.

•	It is possible that the market price of Regency’s common stock could increase in the future, and that an active trading market could develop.

•	The receipt of cash in the merger in exchange for shares of Regency common stock will be a taxable event. See “Material Federal Income Tax Consequences.”

Position of Mr. Oliner and His Affiliated Companies as to the Fairness of the Merger

      Mr. Oliner, First Lincoln, Evergreen, RMO, MAREV and Acquisition believe that the merger and the merger agreement are fair to Regency’s minority stockholders. In reaching this conclusion, Mr. Oliner and his affiliated companies have placed primary emphasis on Hempstead’s opinion that the cash merger consideration of $0.017 per share is fair. Mr. Oliner and his affiliated companies agree with, and adopt, Hempstead’s analysis and conclusions regarding the fairness of the merger consideration. See “Special Factors — Hempstead’s Fairness Opinion.”

      At the December 11, 2003 telephonic meeting of Regency’s board of directors, Mr. Oliner voted to approve the merger agreement. As one of the three board members who voted to approve the merger agreement, Mr. Oliner agrees with, and adopts, all of the views of the board as to the reasons for the merger and the substantive and procedural fairness of the merger and the merger consideration as to Regency’s minority stockholders. See “Special Factors — The Regency Board’s Views on the Reasons for the Merger and the Fairness of the Merger.” First Lincoln and Evergreen, which jointly own approximately 83.5% of our outstanding common stock, approved and adopted the merger agreement by written consent on December 16, 2003.

      In addition to adopting the analysis and conclusions of Hempstead and the Regency board regarding the fairness of the merger consideration of $0.017 and the procedural and substantive fairness of the merger and the merger agreement to Regency’s minority stockholders, Mr. Oliner and First Lincoln, Evergreen, RMO, MAREV and Acquisition believe that the following factors are of particular importance in providing support for the procedural and substantive fairness of the merger and the merger agreement to Regency’s minority stockholders:

•	The Regency board has tried unsuccessfully during the preceding several years to locate one or more profitable businesses or real estate projects in which Regency could invest a substantial portion of its surplus cash. Over a period of several years, the board has reviewed several potential acquisitions, but in each case the board determined that the acquisition did not represent an attractive investment. Although third parties from time to time have expressed an interest in acquiring Regency, no third party has ever made a binding, unconditional offer to purchase Regency that the board considered satisfactory.

•	The majority stockholders support the conversion of Regency into a privately held company now rather than in a future year because (1) the current low interest rates on Regency’s cash deposits have reduced its revenues, and (2) the additional administrative burdens of complying with the Sarbanes-Oxley Act of 2002 have increased Regency’s expenses. With each additional year that Regency remains a publicly held corporation, its value is likely to decline.

•	Because of the majority stockholders’ 83.5% ownership interest, Regency has been part of Mr. Oliner’s consolidated group of companies for tax and accounting purposes. Mr. Oliner would prefer to keep Regency in his consolidated group of companies and not liquidate his investment in Regency. Other than his expectation of saving approximately $40,000 per year in legal, accounting and directors fees once Regency is a wholly owned subsidiary, Mr. Oliner has not performed an analysis that quantifies the benefit, if any, to him of retaining Regency in the consolidated group, and Mr. Oliner has not received any reports, valuations or appraisals of Regency other than Hempstead’s fairness opinion.

•	Hempstead independently determined that the merger consideration of $0.017 per share is fair to the minority stockholders.

•	Unlike the offers that Regency has from time to time received from third parties, the merger agreement does not contain any financing conditions, indemnification provisions or burdensome representations and warranties.

•	Messrs. Adams and Chapman, who are not employees of the majority stockholders, approved the merger and the merger agreement and, accordingly, each director will receive the merger consideration in exchange for his Regency common stock.

•	If any Regency stockholder does not believe that $0.017 per share is a fair price, he or she has the right under Delaware law to seek the court’s appraisal of the value of his or her stock.

•	The majority stockholders have not made any plans or proposals for Regency’s operations after the merger. Although it is possible that the majority stockholders will be able to transform Regency into a profitable entity, that possibility is unlikely given Regency’s history of net losses and of an inability to locate attractive investment opportunities.

•	Under Delaware law, the majority stockholders are not obligated to liquidate Regency even if the liquidation would provide the minority stockholders with more than $0.017 per share. As a result, the majority stockholders believe that the primary issue is whether or not $0.017 per share represents a fair price, not whether or not the minority stockholders might be able to obtain more than $0.017 in a hypothetical transaction. Based in large part on Hempstead’s independent opinion that $0.017 is a fair price and given the availability of the appraisal remedy to any stockholder who does not believe that $0.017 per share is a fair price, the majority stockholders are satisfied that the merger is procedurally and substantively fair to the minority stockholders.

Effects of the Merger

      The common stock of Regency will cease to be traded on the OTC Bulletin Board after the merger. Also, Regency will terminate its registration with the Securities and Exchange Commission and will cease to file periodic reports with the SEC. The existence of Acquisition will terminate on the effective date of the merger.

      Regency will become a wholly owned subsidiary of Evergreen on the effective date of the merger. Evergreen and Mr. Oliner do not currently have any plans regarding Regency’s operations after the merger, although they reserve the right to evaluate Regency’s post-merger business operations and to cause Regency to make or engage in whatever acquisitions, dispositions, liquidations, dividend payments, management changes and other changes that they determine are appropriate.

      Following the merger, Regency will realize savings of at least $40,000 annually from reduced legal, accounting, printing and administrative expenses since it will no longer be a publicly held company. As the sole stockholder of Regency, Evergreen will obtain the entire benefit of these expense reductions.

      Evergreen (and, ultimately, Mr. Oliner) will also have the entire benefit of any operating income, dividends, capital gains or other value that results from Regency’s operations after the merger, and Regency’s minority stockholders will not share in any such income, dividends, capital gains or other value. As described in “Selected Financial Data,” Regency has incurred net losses in recent years. Furthermore, Regency has not paid any dividends for over ten years other than an extraordinary cash dividend of $13,092,549 that it paid in 1995, and the majority stockholders have advised Regency that they would oppose the payment of additional cash dividends during the period that Regency remains a publicly held company.

      First Lincoln and Evergreen currently own approximately 83.5% of the outstanding shares of Regency’s common stock. Therefore, First Lincoln and Evergreen had an interest of approximately $2,697,946, or 83.5%, in Regency’s net book value of $3,231,073 as of December 31, 2003. As a result of the merger, Evergreen’s interest in Regency’s net book value will be 100%. Similarly, Evergreen’s share in any net income or net loss of Regency will increase from 83.5% to 100%. For the year ended December 31, 2003, Regency had a net loss of $216,125.

Source of Funds for the Merger

      The aggregate cash merger consideration payable to Regency’s minority stockholders is $244,387, all of which will be provided by First Lincoln and Evergreen out of working capital.

Expenses Attributable to the Merger

      Regency estimates that the aggregate expenses to be incurred in connection with the merger will be approximately $85,000, consisting of a fee of $13,500 payable to Hempstead, approximately $60,000 of legal fees payable to counsel to Regency and counsel to First Lincoln and Evergreen, approximately $10,000 of printing and mailing expenses and approximately $1,500 of miscellaneous out-of-pocket expenses. Regency is responsible for the payment of all such expenses except for the legal fees of counsel to First Lincoln and Evergreen, which are estimated to be approximately $15,000.

Past Contacts, Transactions, Negotiations and Agreements

      Except as described in this Information Statement, there have been no negotiations, transactions or material contacts during the preceding two years between Regency and Acquisition, First Lincoln, Evergreen or any other of Mr. Oliner’s affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of Regency’s common stock, election of Regency’s directors, or sale or other transfer of a material amount of Regency’s assets.

Regulatory Requirements

      We are not aware of any state or federal regulatory requirements that must be complied with in connection with the merger other than the filing of this Information Statement with the Securities and Exchange Commission, the distribution of this Information Statement to Regency’s stockholders, the filing of a certificate of merger with the Delaware Secretary of State and the distribution to Regency’s stockholders of a notice regarding the effective date of the merger.

The Merger Agreement

      The full text of the merger agreement is attached to this Information Statement as Appendix A. The following summary of the principal terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement.

The Merger and Merger Consideration

      The purpose of the merger is to convert Regency into a privately held corporation by giving all stockholders other than First Lincoln and Evergreen cash in exchange for their shares of Regency common stock.

      The parties to the merger agreement are Regency and Regency Acquisition Corp. Acquisition is a wholly owned subsidiary of Evergreen.

      The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State. We anticipate that the certificate of merger will be filed prior to July 23, 2004. On the effective date of the merger, Acquisition will merge into Regency, and Regency will continue as the surviving corporation following the merger.

      As soon as the certificate of merger is filed with the Delaware Secretary of State, each share of Regency common stock (other than shares of common stock held by First Lincoln and Evergreen and other than shares of common stock held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $0.017 in cash, without interest. As of June 1, 2004, stockholders other than First Lincoln and Evergreen owned 14,375,696 shares of Regency common stock.

      Shares of Regency common stock that are held by First Lincoln and Evergreen will be cancelled on the effective date of the merger. Shares of Acquisition common stock (all of which are held by Evergreen) will be converted into shares of Regency common stock on a one-for-one basis on the effective date of the merger. As a result of the transactions that are described in the merger agreement, Evergreen will become Regency’s only stockholder once the certificate of merger is filed with the Delaware Secretary of State.

Share Exchange Procedures

      Regency and Acquisition have selected American Stock Transfer and Trust Company to serve as the paying agent. After the certificate of merger is filed with the Delaware Secretary of State, we will deliver to you a letter of transmittal and accompanying instructions. If you elect to receive the merger consideration of $0.017 per share and do not wish to exercise your right to seek an appraisal of the fair value of your shares by the Delaware Court of Chancery, you should complete and sign the letter of transmittal and then mail it to American Stock Transfer and Trust Company at the address shown on the letter of transmittal. You must also deliver the certificate or certificates that evidence your shares of Regency common stock. Upon your delivery to the paying agent of the certificates that evidence your Regency common stock together with a duly completed and executed letter of transmittal, the paying agent will deliver to you merger consideration equal to the number of shares that are covered by the delivered stock certificates, multiplied by $0.017. No interest will be paid to you.

Closing Conditions

      The merger agreement does not contain any financing condition or other condition that must be satisfied in order for the merger to occur. Although Regency and Acquisition have retained the right to terminate the merger agreement prior to the effective date of the merger, we do not anticipate that Regency and Acquisition will exercise that right.

Director and Stockholder Approval

      Regency’s board approved the merger agreement on December 11, 2003. On December 16, 2003, First Lincoln and Evergreen, in their capacity as the holders of a majority of our outstanding common stock, adopted and approved the merger agreement. See “Special Factors — Background of the Merger.” No further approvals relating to the merger or the merger agreement by Regency’s directors or stockholders are required under Delaware law.

Tax Consequences

      The receipt of cash in the merger in exchange for shares of Regency common stock will be a taxable transaction. See “Material Federal Income Tax Consequences.”

Dissenters’ Rights

      Each Regency shareholder other than First Lincoln and Evergreen has the right to elect not to accept the cash merger consideration of $0.017 per share and to elect instead to seek an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares. See “Dissenters’ Appraisal Rights.”

Information Regarding Martin Oliner and His Affiliated Companies

      First Lincoln Holdings, Inc. is a Delaware corporation whose principal business is the ownership of real estate and insurance company assets. Evergreen Acceptance LLC is a Delaware limited liability company that conducts business as a holding company.

      Regency Acquisition Corp. is a wholly owned subsidiary of Evergreen. It was organized in 2003 for the purpose of entering into the merger agreement and completing the merger. Acquisition has no assets or liabilities, and Acquisition has not conducted any business operations other than those relating to the negotiation, execution and performance of the merger agreement.

      Evergreen is a wholly owned subsidiary of RMO, Inc., a Delaware corporation that conducts business as a holding company. First Lincoln and RMO are wholly owned subsidiaries of MAREV, Inc., a Delaware corporation that conducts business as a holding company. Prior to a 2003 corporate reorganization, Evergreen was a wholly owned subsidiary of First Lincoln.

      Martin Oliner and the Oliner Family Trust own MAREV and, as a result, are the ultimate beneficial owners of the 72,907,965 shares of our common stock that are owned of record by First Lincoln and Evergreen. Mr. Oliner is the trustee of the Oliner Family Trust. Mr. Oliner has served as a director of Regency since November 1993 and has been engaged in the private practice of law since 1972.

      Mr. Oliner serves as (1) the sole director of MAREV, RMO and First Lincoln, (2) the Chief Executive Officer and President of MAREV, RMO, First Lincoln and Acquisition, and (3) one of the two managers of Evergreen, which is a limited liability company.

      David M. Taylor also serves as a manager of Evergreen and as a Vice President and Secretary of MAREV, First Lincoln, RMO and Acquisition. Evergreen, MAREV, First Lincoln, RMO and Acquisition do

not have any other managers or executive officers. Mr. Taylor also serves as Acquisition’s sole director. During the preceding five years, Mr. Taylor has devoted a majority of his business time to service as an executive officer of First Lincoln.

      The business address of First Lincoln, Evergreen, MAREV, RMO, Acquisition and Messrs. Oliner and Taylor is 1219 West Street, Wilmington, Delaware 19801, and their telephone number is (302) 429-4900. During the past five years, none of First Lincoln, Evergreen, MAREV, RMO, Acquisition or Mr. Oliner or Taylor (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Messrs. Oliner and Taylor are citizens of the United States.

Regency’s Directors and Executive Officers

      Regency’s directors and executive officers are as follows:

Name	Age	Position with Regency

William J. Adams	74	Director and Secretary
Allan L. Chapman	66	Chairman of the Board of Directors, Chief Executive Officer and President
Morris Engel	77	Chief Financial Officer and Treasurer
Ira L. Gottshall	46	Director
Martin Oliner	56	Director

      William J. Adams has served as Secretary and a director of Regency since June 1992 and is presently engaged in the private practice of law. Mr. Adams served as Vice President, Secretary and General Counsel of First Lincoln from 1982 through May 1993, and as a director and as Secretary and General Counsel of a predecessor of Evergreen from 1982 through May 1993.

      Allan L. Chapman has served as Chairman of the Board of Directors, Chief Executive Officer and President of Regency since June 30, 1992. He has also served as President of the Sterling Group, an actuarial consulting firm, since March 1991. He served as a Senior Vice President and a director of Executive Life Insurance Company from 1980 until February 1991 and as a Vice President of First Executive Corporation (now called First Lincoln Holdings, Inc.) from 1980 until February 1991.

      Morris Engel has served as Regency’s Chief Financial Officer since May 1991 and as Treasurer since March 1993. He was a partner in the accounting firm of Engel, Kalvin, McMillan & Company, LLP from November 1990 until November 2003. Mr. Engel is currently a self-employed certified public accountant.

      Ira L. Gottshall has served as a director of Regency since August 1992. Mr. Gottshall is Regional Vice President of IOF Foresters, which is an insurance company. Mr. Gottshall served as President of National Affiliated Corp., an insurance holding company, from January 1997 until January 1998. Prior to 1997, Mr. Gottshall served as an executive officer of several other insurance companies, including as President and Chief Executive Officer of First Delaware Life Insurance Company from July 1991 until January 1994 and as a Vice President of Evergreen’s predecessor from September 1992 until January 1994.

      The business address of Messrs. Adams, Chapman, Engel and Gottshall is c/o Regency Equities Corp., 9454 Wilshire Boulevard, Penthouse 27, Beverly Hills, California 90212-2910, and their telephone number is (310) 273-2018. During the past five years, none of such individuals (1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Messrs. Adams, Chapman, Engel and Gottshall are citizens of the United States.

      For information regarding Martin Oliner, see “Special Factors — Information Regarding Martin Oliner and His Affiliated Companies.”

Interests of Certain Persons in the Merger

      The following table sets forth the number of shares, and the percentage of outstanding shares, of Regency common stock beneficially owned as of June 1, 2004 by (1) First Lincoln, Evergreen, MAREV, RMO and Acquisition, (2) any other person known to us to be the beneficial owner of more than five percent of our common stock, (3) each director, executive officer or manager of First Lincoln, Evergreen, MAREV, RMO or Acquisition, and (4) each of our directors and executive officers. Unless otherwise indicated, each of the following stockholders has, to Regency’s knowledge, sole voting and investment power with respect to the shares beneficially owned, except to the extent that such authority is shared by spouses under applicable law or otherwise noted herein. Information in this Information Statement regarding the ownership by any person of more than five percent of our common stock is based upon Schedule 13D or 13G filings made by such persons with the Securities and Exchange Commission and upon any other information that such persons have provided in writing to us.

		Approximate
	Shares of Stock	Percent of
Name of Beneficial Owner	Beneficially Owned	Class

Evergreen Acceptance LLC(1)	72,907,965	83.5%
First Lincoln Holdings, Inc.(1)	72,907,965	83.5
Regency Acquisition Corp.(1)	72,907,965	83.5
MAREV, Inc.(1)	72,907,965	83.5
RMO, Inc.(1)	72,907,965	83.5
Martin Oliner and the Oliner Family Trust(1)(2)	72,907,965	83.5
David M. Taylor	0	0
William J. Adams	20,000	*
Allan L. Chapman	248,008	*
Ira L. Gottshall	0	0
All Regency Directors and Executive Officers as a Group (5 Persons)(2)	73,175,973	83.8

*	Owns less than 1.0% of Regency’s outstanding shares of common stock.

(1)	The following information with respect to each person listed in this table as beneficially owning more than five percent of Regency’s common stock is based upon Amendment No. 17 to a Schedule 13D that was filed with the Securities and Exchange Commission on January 29, 2004 by all such beneficial owners: The business address of each such beneficial owner is 1219 West Street, Wilmington, Delaware 19801. Evergreen Acceptance LLC has sole voting and dispositive power with respect to 71,897,965 shares and shared voting and dispositive power with respect to 1,010,000 shares. First Lincoln Holdings, Inc. has sole voting and dispositive power with respect to 1,010,000 shares and shared voting and dispositive power with respect to 71,897,965 shares. Regency Acquisition Corp., MAREV, Inc., RMO, Inc., Martin Oliner and the Oliner Family Trust each have shared voting and dispositive power with respect to 72,907,965 shares.

(2)	Information presented for Mr. Oliner includes shares of Regency common stock that he beneficially owns through his direct or indirect ownership of the entities that are listed in this table as owning more than five percent of Regency’s common stock. Mr. Oliner does not have record ownership of any shares of Regency common stock.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Acquisition and Regency

      The merger will not have any material U.S. federal income tax consequences for Acquisition or Regency.

Regency Stockholders

General

      The receipt by a U.S. stockholder of cash in the merger in exchange for shares of Regency common stock (including by reason of the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of Regency common stock and the stockholder’s adjusted tax basis in the shares.

      Assuming that the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the merger, the shares of Regency common stock then exchanged have been held for more than one year by the stockholder, such gain or loss will be long-term capital gain or loss. However, with respect to the exercise of appraisal rights, amounts, if any, that are interest (or are deemed to be interest) for federal income tax purposes will be taxed as ordinary income.

      Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are deductible only to the extent of capital gains plus $3,000 of ordinary income in the case of taxpayers other than corporations. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

Non-U.S. Stockholders

      Non-U.S. stockholders will generally not be subject to U.S. federal income tax on the receipt of cash in exchange for shares of Regency common stock pursuant to the merger, unless such non-U.S. stockholder’s gain is effectively connected with a U.S. trade or business or, in the case of gain recognized by an individual non-U.S. stockholder, such individual is present in the United States. for 183 days or more during the taxable year and certain other conditions are satisfied.

Backup Withholding

      Stockholders may be subject to “backup withholding” at a rate of 30.5% under U.S. tax law when they receive payments of cash pursuant to the merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent that it results in an overpayment of tax.

      Certain persons generally are entitled to an exemption from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. We advise each stockholder to consult with his or her tax advisor as to the stockholder’s qualification for an exemption from withholding and the procedure for obtaining such exemption.

      To avoid the imposition of backup withholding, U.S. stockholders and non-U.S. stockholders should follow the instructions set forth below.

      U.S. Stockholders.     In order to avoid “backup withholding” on payments of cash pursuant to the merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. stockholder surrendering shares of Regency common stock in the merger must, unless an exemption applies, provide the paying agent with the stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalty of perjury that the TIN is correct and that the stockholder is not subject to backup withholding.

      If a U.S. stockholder does not provide the stockholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder, and payment of cash to the stockholder pursuant to the merger may be subject to backup withholding of 30.5%. All U.S. stockholders surrendering shares of Regency common stock pursuant to the merger should complete and sign the Substitute Form W-9 that is included as part of the letter of transmittal that accompanies this Information Statement.

      Non-U.S. Stockholders.     In order to avoid 30.5% backup withholding, non-U.S. stockholders other than corporations should properly complete and provide to the paying agent a Substitute Form W-8BEN. You can obtain a Substitute Form W-8BEN by contacting the paying agent at the address that is shown on the letter of transmittal. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

      For purposes of this Information Statement, “U.S. stockholder” and “non-U.S. stockholder” have the following meanings:

      “U.S. Stockholder” means: (a) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the “substantial presence test” under Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year); (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof; or (c) an estate or trust that is not a foreign estate or trust under Section 7701(a)(31) of the Code.

      “Non-U.S. Stockholder” means any stockholder that is not a U.S. stockholder, except for non-U.S. stockholders, if any, who are subject to United States federal income tax on payments received pursuant to the merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such stockholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the merger.

      The preceding discussion may not be applicable to certain stockholders depending on their circumstances, including (1) stockholders who acquired shares pursuant to the exercise of employee stock options or otherwise as compensation, (2) stockholders who are in special tax situations (such as financial institutions, insurance companies or tax-exempt organizations), or (3) stockholders who hold shares of Regency common stock as part of a “straddle,” “hedge” or “conversion transaction.”

      The United States federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are advised to consult their own tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

DISSENTERS’ APPRAISAL RIGHTS

      Stockholders who desire to exercise their appraisal rights must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law (“Section 262”). Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262. The following discussion of the material provisions of Section 262 is not a complete statement of Delaware law relating to appraisal rights, and is qualified in its entirety by reference to Section 262 and the cases interpreting that section. The text of Section 262 is reproduced in full as Appendix B to this Information Statement.

      Regency’s minority stockholders are not being asked to approve the merger. Instead, they have the option of either accepting the $0.017 per share consideration offered in the merger or following the procedures specified in Section 262 that entitle them to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration of $0.017 per share provided for in the merger agreement, payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery.

      This Information Statement serves as notice to Regency’s stockholders that appraisal rights are available to them under Section 262. Within twenty days after the date of the mailing of this Information Statement, a stockholder of Regency may demand an appraisal of his or her shares by delivering a written demand for an appraisal to the Secretary of Regency at Regency Equities Corp, 9454 Wilshire Boulevard, Penthouse 27, Beverly Hills, California 90212-2910. The written demand for appraisal must satisfy the requirements of Section 262. Failure to deliver the written demand will constitute a waiver of the stockholder’s appraisal rights. The written demand for appraisal must reasonably inform Regency of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his or her shares.

      The written demand for appraisal must be made by or for the holder of record of shares registered in his or her name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on his or her stock certificates. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

      A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the class and number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such holders of record.

      Within 120 days after the effective date of the merger, Regency or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262 may file a petition in the Delaware court demanding a determination of the value of shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares.

      Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Regency a statement setting forth the aggregate number and class of shares with respect to which demands for appraisal were received by Regency and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Regency or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later. Regency does not intend to file a petition with respect to the appraisal of the value of any shares and does not foresee initiating any negotiations with respect to the “fair value” of such shares. Accordingly, stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

      If a petition for an appraisal is timely filed, after a hearing on the petition the Delaware court will determine the stockholders of Regency entitled to appraisal rights and will appraise the value of the shares owned by such stockholders. The Delaware court will direct payment of the fair value of such shares with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to Regency of their stock certificates. Upon application of a stockholder, the Delaware court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, such as reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. Section 262 states that the costs of the appraisal proceeding may be determined by the court and allocated among the parties as the court deems equitable in the circumstances.

      Although Regency believes that the cash merger consideration of $0.017 per share, without interest, is fair, no representation is made as to any possible outcome of the appraisal of fair value by the Delaware court, and holders of Regency common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, $0.017 per share in cash. Moreover, Regency does not presently anticipate offering more than $0.017 per share to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a share of Regency common stock is less than $0.017.

      Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In determining the “fair value” of any shares, the Delaware court is required to take into account all relevant factors. Such determination could therefore be based upon considerations other than, or in addition to, the price paid in the merger, including the market value of shares and the asset value and earning capacity of Regency.

      Any stockholder who has demanded an appraisal may withdraw his or her demand, either within 60 days after the effective date of the merger or with the written approval of Regency thereafter (which Regency reserves the right to give or withhold, in its discretion). If no petition for an appraisal is filed within 120 days after the effective date of the merger, or if all stockholders who have previously demanded an appraisal deliver to Regency a written withdrawal of the demand and an acceptance of the merger, either within 60 days after the effective date of the merger or with the written approval of Regency thereafter (which Regency reserves the right to give or withhold, in its discretion), then the right of such stockholders to an appraisal will cease and the stockholders will be entitled to receive in cash, without interest, the consideration to which they would have been entitled had they not demanded appraisal of their shares. No appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the Delaware court, which approval may be conditioned on such terms as the Delaware court deems just.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

      The following table reflects the highest and lowest per share prices for Regency’s common stock on the OTC Bulletin Board as quoted for the periods indicated.

2004	High	Low

1st quarter	$0.02	$0.02

2003	High	Low

1st quarter	$0.03	$0.01
2nd quarter	0.02	0.01
3rd quarter	0.02	0.01
4th quarter	0.03	0.01

2002	High	Low

1st quarter	$0.02	$0.01
2nd quarter	0.02	0.02
3rd quarter	0.02	0.01
4th quarter	0.02	0.01

2001	High	Low

1st quarter	$0.03	$0.01
2nd quarter	0.02	0.01
3rd quarter	0.02	0.01
4th quarter	0.02	0.01

      As of June 1, 2004, there were 1,507 record holders of our common stock and there were 87,283,661 shares of common stock issued and outstanding.

      Regency has not historically paid regular dividends on its common stock. On February 7, 1995, we paid an extraordinary cash dividend of $0.15 per share to stockholders of record as of January 30, 1995. We have not paid any other dividends since that date.

SELECTED FINANCIAL DATA

      The following selected financial data are only a summary of our results of operations and financial condition and should be read in conjunction with our financial statements and the notes to those financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.

      The following selected financial data for each of the years in the five-year period ended December 31, 2003 are derived from our audited financial statements. The following selected financial data for the three-month periods ended March 31, 2003 and March 31, 2004, respectively, are derived from our unaudited financial statements.

      We have not provided any pro forma data giving effect to the merger because the merger consideration consists solely of cash, and our stock will be held by only one stockholder, Evergreen, after the merger. As a result, we do not believe that changes to Regency or its financial condition following the merger are relevant in evaluating the merger and the merger agreement since our stockholders other than Evergreen will have no interest in Regency after the merger.

						Three Months Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

						(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues
Interest income	$137,431	$146,494	$114,761	$43,681	$29,855	$8,080	$6,491
Rental income	48,861	50,051	49,182	49,409	52,644	13,448	12,892
Miscellaneous income	3,010	—	—	—	—	—	—
Total revenues	189,302	196,545	163,943	93,090	82,499	21,528	19,383
Expenses
Administrative expense	104,114	102,156	99,894	106,077	85,104	24,642	10,931
Professional fees	46,030	55,290	105,748	47,432	58,180	24,005	59,774
Rental expense	124,091	115,461	108,458	120,622	154,255	38,312	43,397
Total expenses	274,235	272,907	314,100	274,131	297,539	86,959	114,102
Loss before income taxes	(84,933)	(76,362)	(150,157)	(181,041)	(215,040)	(65,431)	(94,719)
Provision for income taxes	1,820	2,020	2,020	1,220	1,085	420	638
Net loss	$(86,753)	$(78,382)	$(152,177)	$(182,261)	$(216,125)	$(65,851)	$(95,357)
Net loss per share	$(0.001)	$(0.001)	$(0.002)	$(0.002)	$(0.002)	$(0.001)	$(0.001)
Weighted average number of shares outstanding	87,283,661	87,283,661	87,283,661	87,283,661	87,283,661	87,283,661	87,283,661

	December 31,					March 31,

	1999	2000	2001	2002	2003	2004

						(Unaudited)
Balance Sheet Data:
Assets
Cash	$3,068,600	$3,027,849	$2,965,258	$2,736,423	$2,579,770	$2,496,189
Rent receivable	4,472	4,472	3,337	5,945	6,023	8,139
Prepaid insurance	—	—	—	29,372	21,660	14,820
Rental property owned, net	818,757	781,525	744,293	707,061	669,829	660,521
Total assets	$3,891,829	$3,813,846	$3,712,888	$3,478,801	$3,277,282	$3,179,669
Liabilities and stockholders’ equity
Liabilities
Accounts payable and accrued expenses	$30,591	$30,990	$82,209	$30,383	$44,934	$43,315
Income taxes payable	1,220	1,220	1,220	1,220	1,275	638
Total liabilities	31,811	32,210	83,429	31,603	46,209	43,953
Stockholders equity
Common stock	872,836	872,836	872,836	872,836	872,836	872,836
Additional paid-in capital	47,660,331	47,660,331	47,660,331	47,660,331	47,660,331	47,660,331
Accumulated deficit	(44,673,149)	(44,751,531)	(44,903,708)	(45,085,969)	(45,302,094)	(45,347,451)
Total stockholders’ equity	3,860,018	3,781,636	3,629,459	3,447,198	3,231,073	3,135,716
Total liabilities and stockholders’ equity	$3,891,829	$3,813,846	$3,712,888	$3,478,801	$3,277,282	$3,179,669
Book value per share	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This Information Statement contains certain forward-looking statements that relate to future actions and events, including, among other things, our actions and results of operations during the period after the merger. Such statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” or similar terms. Regency’s actual results of operations and actions may differ materially from the forward-looking statements.

      Although we believe that the assumptions underlying the forward-looking statements in this Information Statement are reasonable, any of the assumptions could prove to be inaccurate and, therefore, there cannot be any assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future actions, events or results contemplated by us will be achieved. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

      The Securities and Exchange Commission allows us to incorporate by reference information into this Information Statement, which means that we can disclose important information by referring you to another document filed separately by us with the SEC. The financial statements that are contained in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, December 31, 2002, December 31, 2001, December 31, 2000, and December 31, 1999, and in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2004, that we previously filed with the SEC are incorporated by reference in this Information Statement and are deemed to be a part of this Information Statement.

      Any statement contained in a document incorporated by reference in this Information Statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this

Information Statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Information Statement.

      We undertake to send by first class mail, without charge and within one business day after receipt of any written or oral request, to any person to whom a copy of this Information Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Information Statement, other than exhibits to the documents unless the exhibits are specifically incorporated by reference herein. Requests for copies should be mailed to our Chief Financial Officer at Regency Equities Corp., 9454 Wilshire Boulevard, Penthouse 27, Beverly Hills, California 90212-2910, or you may telephone our Chief Financial Officer at (310) 273-2018.

      Regency files annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports and other information that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may also obtain copies of those documents from the SEC upon payment of the prescribed fee. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The reports and other information that we file with the SEC are also available through the SEC’s web site at http://www.sec.gov.

      Regency, First Lincoln, Evergreen, Acquisition and Mr. Oliner have filed a Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. The Transaction Statement, including any amendments and exhibits filed as a part thereof, is available for inspection and copying as set forth above.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (“Agreement”) made by and between Regency Equities Corp. (“Regency”), a Delaware corporation, and Regency Acquisition Corp. (“Acquisition”), a Delaware corporation, which corporations are sometimes referred to herein individually as a “Constituent Corporation” and collectively as “Constituent Corporations.”

W I T N E S S E T H:

      WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of the Constituent Corporations and its stockholders that Acquisition be merged with and into Regency (hereinafter, in such capacity, sometimes referred to as the “Surviving Corporation”) as permitted by the Delaware General Corporation Law under and pursuant to the terms hereinafter set forth (the “Merger”);

      NOW THEREFORE, the parties hereto have agreed as follows:

ARTICLE I

PLAN OF MERGER

      1.01     Plan Adopted. A plan of merger of each of the Constituent Corporations pursuant to the provisions of Section 251 of the Delaware General Corporation Law is adopted as follows:

(a) The Merger. Upon the Effective Date, as hereinafter defined, Acquisition shall be merged with and into Regency.

(b) Surviving Corporation. The surviving corporation in the Merger shall be Regency.

(c) Effects of the Merger. Upon the Effective Date, the separate existence of Acquisition shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Acquisition and shall be subject to all the debts and liabilities of Acquisition as provided in Section 259 of the Delaware General Corporation Law.

(d) Conversion of Acquisition Common Stock. Upon the Effective Date, each share of common stock of Acquisition, par value $.01 per share (“Acquisition Common Stock”), issued and outstanding immediately prior to the Effective Date, shall be automatically converted by virtue of the Merger and without any action on the part of the holder thereof into one share of common stock, par value $.01 per share, of Regency (“Regency Common Stock”).

(e) Conversion of Regency Common Stock. Upon the Effective Date, each share of Regency Common Stock issued and outstanding immediately prior to the Effective Date, other than shares of Regency Common Stock held by First Lincoln Holdings, Inc. and Evergreen Acceptance Corporation or any successor thereto by merger or otherwise (including, without limitation, Evergreen Acceptance LLC, hereinafter “Evergreen”), shall be converted into the right to receive $0.017 cash (the “Merger Consideration”). Shares of Regency Common Stock held by First Lincoln Holdings, Inc. and Evergreen immediately prior to the Effective Date shall be canceled in the Merger and cease to exist as a result thereof and shall not be converted into or entitled to receive the Merger Consideration or any other consideration.

(f) Appraisal. Notwithstanding anything in this Agreement to the contrary, each share of Regency Common Stock issued and outstanding immediately prior to the Effective Date and held by a person (a “Dissenting Stockholder”) who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the Delaware General Corporation Law concerning the right of holders of Regency Common Stock to require appraisal of their shares (“Dissenting Shares”) shall not be converted as described in this Section 1.01 but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Date, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the Delaware General Corporation Law, the Shares of such Dissenting Stockholder shall be deemed to be converted as of the Effective Date into the right to receive the Merger Consideration.

(g) Withholding Tax. The right of any stockholder to receive a distribution of the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

      1.02     Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Date, Acquisition shall (with the approval of Regency, which approval shall not be unreasonably withheld) designate a bank or trust company to act as paying agent in the Merger (the “Paying Agent”). If no such designation is made, Regency or such agent as it selects shall act as Paying Agent. Acquisition shall deposit or cause the Surviving Corporation to deposit with the Paying Agent in separate trust for holders of the Certificates (as hereinafter defined) immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing shares converted pursuant to Section 1.01 hereof (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Acquisition).

(b) Exchange Procedure. Promptly after the Effective Date, Acquisition shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Date represented shares of Regency Common Stock (the “Certificates”), other than holders of Certificates whose shares were canceled in accordance with Section 1.01 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have other such provisions as Acquisition may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquisition, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay the Merger Consideration for each share of Regency Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of Regency, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 1.02, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.01 hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c) Stock Transfer Books. At the close of business on the day of the Effective Date, the stock transfer books of Regency shall be closed with respect to shares of Regency Common Stock that were outstanding prior thereto and, thereafter, there shall be no further registration on the records of Regency of transfers of shares of Regency Common Stock that were outstanding prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I. All cash paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(d) No Liability. Neither Regency nor Acquisition shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.03     Effective Date. The effective time and date of the merger, herein referred to as the “Effective Date,” shall be the time at which an appropriate Certificate of Merger relating to the Merger is filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the Delaware General Corporation Law, or such later time as is agreed to by Regency and Acquisition and stated in such Certificate of Merger.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS

      2.01     Amendment of Certificate in Merger. Subject to the proviso in this Section 2.01, the Certificate of Incorporation and Bylaws of Regency shall be unaffected by the Merger, and, upon the Effective Date, shall continue in effect as the Certificate of Incorporation and Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law; provided, however, that upon the Effective Date, the first paragraph of Article IV of the Certificate of Incorporation of Regency shall be amended to read in its entirety as follows:

The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be two thousand (2,000): the total number of shares of Common Stock shall be one thousand (1,000) and the par value of each share of Common Stock shall be $.01; and the total number of shares of Preferred Stock shall be one thousand (1,000) and the par value of each share of Preferred Stock shall be $.01.

ARTICLE III

DIRECTORS AND OFFICERS

      3.01     Directors. Upon the Effective Date, the directors of Regency then in office shall be the directors of the Surviving Corporation.

      3.02     Officers. All persons who as of the Effective Date shall be officers of Regency shall remain as officers of the Surviving Corporation until the Board of Directors of the Surviving Corporation shall otherwise determine. The Board of Directors of the Surviving Corporation may elect or appoint such additional officers as it may determine in accordance with the Bylaws of the Surviving Corporation.

ARTICLE IV

AMENDMENT AND TERMINATION

      4.01     Amendment. To the fullest extent permitted by Delaware law, this Agreement may be amended by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Date, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

      4.02     Termination. To the fullest extent permitted by Delaware law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Date, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

      IN WITNESS WHEREOF, this Agreement, having first been duly approved by the respective Boards of Directors of each Constituent Corporation, is hereby executed on behalf of each Constituent Corporation by a duly authorized officer thereof, this 16th day of December, 2003.

REGENCY EQUITIES CORP.

By:	/s/ ALLAN CHAPMAN

Name: Allan Chapman
Office: President & CEO

REGENCY ACQUISITION CORP.

By:	/s/ D. TAYLOR

Name: David Taylor
Office: Secretary

APPENDIX B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

OPINION OF HEMPSTEAD & CO. INCORPORATED

HEMPSTEAD & CO. INCORPORATED

CORPORATE VALUATIONS — FINANCIAL CONSULTING

807 Haddon Ave., Haddonfield, NJ 08033 — 856/795-6026 — Fax 856/795-4911

December 16, 2003

Board of Directors
c/o Morris Engel
Chief Financial Officer & Treasurer
Regency Equities Corp.
11845 W. Olympic Blvd., Suite 900
Los Angeles, CA 90064

Gentlemen:

      You have requested our opinion as to whether the consideration to be received by the Minority Shareholders1 of Regency Equities Corp. (“Regency” or the “Company”), pursuant to an Agreement and Plan of Merger (the “Agreement”) by and between the Company and Regency Acquisition Corp. (“Acquisition”) is fair, from a financial point of view, to the Minority Shareholders. This opinion is rendered to the Board of Directors in compliance with Rule 13e-3 of the Securities Exchange Act of 1934. Our files contain the written documentation necessary to justify this opinion as set forth in Item 9 of Schedule 13e-3.

      Pursuant to the terms of the Agreement, the Minority Shareholders, excluding First Lincoln and its wholly owned subsidiary EVERGREEN Acceptance LLC, will receive in exchange for each share of Common Stock of Regency, par value $.01 per share, consideration consisting of $0.017 in cash. The determination of the foregoing consideration is more fully described in the Schedule 13e-3.

      The opinions expressed in this letter are subject to the assumptions and limiting conditions attached herein. Also attached is a description of the qualifications of Hempstead & Co. Inc.

      In connection with our opinion, we reviewed, among other things, the Agreement and certain financial and other information with respect to Regency that was publicly available or furnished to us by or on behalf of Regency, including: the Company’s Form 10-Q for the nine month period ended September 30, 2003; the Company’s Forms 10-K for the years ended December 31, 1999, 2000 and 2002; and other publicly available information.

      In addition, we have (i) reviewed the price and trading history of the common stock of Regency; (ii) reviewed transactions in the common stock of Regency in 2003; and (iii) conducted such other financial studies, analyses and investigations and reviewed such other factors we deemed appropriate for purposes of this opinion.

      In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of Regency. We did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Regency, nor were we furnished any such evaluations or appraisals. Our opinion is based upon the economic and financial conditions existing on the date of this opinion.

      It is understood that this opinion is for the information of the Board of Directors and Shareholders of Regency and may not be used for any other purpose without our prior written consent, provided however, that

[1]	Specifically, the term “Minority Shareholders” is, for purposes of this opinion, defined as all shareholders of Regency Equities Corp. excluding First Lincoln Holdings Inc. and its wholly owned subsidiary, EVERGREEN Acceptance LLC.

Regency is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Regency’s stockholders pursuant to applicable securities laws, rules and regulations.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Minority Shareholders of Regency Equities Corporation pursuant to the Agreement is fair, from a financial point of view, to the Minority Shareholders.

Sincerely,

/s/ HEMPSTEAD & CO. INC.

Hempstead & Co. Inc.

ASSUMPTIONS AND LIMITING CONDITIONS

1.	Information, estimates and opinions contained in this letter are obtained from sources considered reliable; however, no liability for such sources is assumed by the appraiser.

2.	We have relied upon the accuracy and completeness of information supplied by the client company without further verification thereof. We have assumed that all financial statements were prepared in conformity with generally accepted accounting principles unless informed otherwise.

3.	Possession of this letter, or a copy thereof, does not carry with it the right of publication of all or part of it, provided however, that Regency is entitled to publish, quote and summarize all or part of our opinion in any document that is filed with the Securities and Exchange Commission or delivered to Regency’s stockholders pursuant to applicable securities laws, rules and regulations.

4.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company and this opinion, unless previous arrangements have been made.

5.	This opinion is valid only for the date specified herein and only for the purpose specified herein. The opinion presented in this letter may not be used out of the context presented herein. It is also stipulated that this letter is not to be used for any purpose other than that stated.

6.	Neither the professionals who worked on this engagement nor the Managing Directors of Hempstead & Co. Inc. have any present or contemplated future interest in Regency Equities, any personal interest with respect to the parties involved, or any other interest that might prevent us from performing an unbiased valuation. Our compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this letter.

Qualifications	Hempstead & Co. Inc., established in 1977, is a consulting firm specializing in corporate valuations and mergers and acquisitions.

Our staff includes experienced professionals with backgrounds in valuation, finance, accounting, economics, engineering and investment banking. Professional designations include Senior Member, American Society of Appraisers (ASA), Chartered Financial Analyst (CFA), and Certified Public Accountant (CPA).

Areas of Expertise	Valuations of Business Entities and Corporate Securities.

Expert valuations in cases involving dissenting shareholders’ rights, bankruptcy, reorganizations, mergers, estate and gift taxes, income taxes, equitable distribution, securities fraud, ESOPs and other similar matters.

Fairness Opinions.

Fairness opinions provided in connection with mergers, going-private transactions, reorganization plans, interested-party transactions, stock option plans and similar situations.

Valuation of Intangible Assets.

Valuation of patents, trademarks, licenses, customer lists and other intangibles.

Calculation of Economic Damages/ Lost Profits.

Calculation of economic damages involving breach of contract disputes, business interruption claims, partnership/ shareholder disputes and any other cases involving liability for harm to or termination of business activities.

Fraudulent Conveyance.

Expert opinion regarding solvency and capital adequacy.

Clients	Past clients include major law firms, accounting firms and investment banking firms as well as the U.S. Department of Justice and Internal Revenue Service.

Additional Information	References and fee information will be furnished upon request. Ask for Mark Penny, Managing Director.

C-4